CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Amendment No. 1 to Registration Statement (Form S-3/A) and related Prospectus of BriteSmile, Inc for the registration of 4,974,751 shares of its common stock and to the incorporation by reference therein of our report dated March 8, 2002, except for Note 1 as to which the date is March 28, 2002, with respect to the consolidated financial statements and schedule of BriteSmile, Inc included in its Annual Report (Form 10-K) for the year ended December 29, 2001, filed with the Securities and Exchange Commission.


                                             /s/ Ernst & Young LLP


Walnut Creek, California
February 1, 2005